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                                                                Exhibit 10(a)




August 29, 2002


                                               By First Class and Certified Mail
                                                        Return Receipt Requested


J. Alexander's Corporation &
J. Alexander's Restaurants, Inc.
Attention: R. Gregory Lewis, VP and CFO
3401 West End Ave, Suite 260
Nashville, TN 37203                                    Obligation 681118/315-323

RE: Extension of Maturity Date of Loan From Bank of America, NA ("Bank"), to J. Alexander's Corporation & J. Alexander's Restaurants, Inc. ("Borrower"), in the original principal amount of $20,000,000.00.

Dear Mr. Lewis,

Bank is owner and holder of the certain Promissory Note dated August 14, 2001, between Borrower and Bank (the "Note"). As of the date of this letter (the "Effective Date"), the outstanding principal balance of the Note is $15,232,776.26.

The Note has a maturity date of October 1, 2002, (the "Maturity Date"). The Borrower has requested and Bank has agreed to extend the Maturity Date of the Note. Effective as of the Effective Date, the Maturity Date is extended to December 1, 2002, at which time all outstanding principal and accrued interest under the Note shall be due and payable in full. Monthly interest payments will continue as specified in the Promissory Note.

This extension shall not by implication or otherwise limit the rights and remedies of the Bank under the Note and all other loan documents, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Note and all other loan documents, all of which are ratified and affirmed in all respects and shall continue in full force and effect.


Bank of America, NA


By:  /s/ Cheryl Francetic
    -----------------------------------------
        Cheryl Francetic
        Loan Administrator

Cc:     William Diehl, Client Manager